    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 1998
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                       -----------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                -------------------------------------------------
                            CONSUMERS ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

                MICHIGAN                                38-0442310
     (State or other jurisdiction of       (I.R.S. Employer Identification No.)
      incorporation or organization
                        --------------------------------

                            212 WEST MICHIGAN AVENUE
                             JACKSON, MICHIGAN 49201
                                  517-788-0550
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)
                        ---------------------------------

                                 ALAN M. WRIGHT
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            CONSUMERS ENERGY COMPANY
                            212 West Michigan Avenue
                             Jackson, Michigan 49201
                                  517-788-0351
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                        ---------------------------------

                                 With copies to:
                           MICHAEL D. VAN HEMERT, ESQ.
                            ASSISTANT GENERAL COUNSEL
                             CMS ENERGY CORPORATION
                        Fairlane Plaza South, Suite 1100
                              330 Town Center Drive
                            Dearborn, Michigan 48126
                                 (313) 436-9605
                        --------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
        PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE


===================================================================================================================================
  TITLE OF EACH CLASS OF        AMOUNT BEING REGISTERED    PROPOSED MAXIMUM      PROPOSED MAXIMUM        AMOUNT OF REGISTRATION FEE
SECURITIES TO BE REGISTERED                                OFFERING PRICE (1)   AGGREGATE OFFERING
                                                                                     PRICE(1)
-----------------------------------------------------------------------------------------------------------------------------------
   ----% Senior Secured Insured        $150,000,000                  100%                   $150,000,000                $44,250.00
       Quarterly Notes Due
          October, 2028
  ==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     PROSPECTUS                                                         RATINGS:
     ----------                                         STANDARD & POOR'S: "AAA"
                                                                  MOODY'S: "AAA"

                                  $150,000,000
                                     [LOGO]

                            CONSUMERS ENERGY COMPANY

        ____% SENIOR SECURED INSURED QUARTERLY NOTES DUE OCTOBER 1, 2028
                                  (IQ NOTES(SM)*)

         The notes bear interest at the rate of ___% per year. Interest on the notes is payable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning January 1, 1999. The notes will mature on October 1, 2028. We can redeem the notes on or after October 1, 2003. We will also redeem the notes, subject to certain conditions, at the option of the representative of any deceased noteholder.

         We will issue first mortgage bonds to secure the notes. On the date that we have retired all the first mortgage bonds, the notes will become unsecured and rank equally with all of our other unsecured senior indebtedness.

                                  [AMBAC LOGO]

         The payment of principal and interest on the notes will be insured by a financial guaranty insurance policy issued by Ambac Assurance Corporation. The notes will be available for purchase in denominations of $1,000.

                                                    PER NOTE          TOTAL
                                                    --------          -----
           Public Offering Price                    $                 $
           Underwriting Discount                    $                 $
           Proceeds, before expenses, to us         $                 $

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Edward Jones has agreed to purchase the notes at __ % of their principal amount ($__ aggregate proceeds to Consumers, before deducting our expenses, which we estimate to be $ __ ), subject to the terms of our purchase agreement. Edward Jones plans to sell the notes from time to time, in negotiated transactions or otherwise, at prices based on either the prevailing market or negotiated prices.

         We expect that the notes will be ready for delivery in book-entry form only through The Depository Trust Company ("DTC"), on or about October [ ], 1998.

-------------------------------------------
*IQ Notes is a service mark of Edward D. Jones & Co., L.P.


                           Edward D. Jones & Co., L.P.
                                 --------------



                The date of this Prospectus is October [ ], 1998

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 5000 West Madison Street (Suite 1400), Chicago, Illinois 60601. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the notes. For further information on Consumers and the notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

                           INCORPORATION BY REFERENCE:
                        INFORMATION WE FILE WITH THE SEC

         The SEC allows us to "incorporate by reference" the information we file with them, which means:

              - incorporated documents are considered part of the prospectus;

              - we can disclose important information to you by referring you to those documents; and

              - information that we file with the SEC will automatically update and supersede certain information in this prospectus.

         We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"):

              - our Annual Report on Form 10-K for the year ended December 31,
                1997;

              - our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 1998; and

              - our Current Report on Form 8-K, dated October 2, 1998.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before the end of the notes offering:

              - reports filed under Sections 13(a) and (c) of the Exchange
                Act;

              - definitive  proxy or  information  statements  filed under
                Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

              - any reports filed under Section 15(d) of the Exchange Act.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                            Consumers Energy Company
                            Attention:  Chief Financial Officer
                            212 West Michigan Avenue
                            Jackson, Michigan   49201
                            517-788-0550


                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about Consumers, including, among other things:

              - our anticipated growth strategies;

              - our intention to develop new services, energy sources and facilities;

              - anticipated trends in our energy-related businesses;

              - future expenditures for capital projects; and

              - our ability to continue to control costs and maintain
                quality.


         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur.

                             ----------------------

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

         This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. The terms "Consumers", "our" and "we" as used in this prospectus refer to "Consumers Energy Company" and its subsidiaries and predecessors as a combined entity, except where it is made clear that such term means only the parent company.

                            CONSUMERS ENERGY COMPANY

         We are a public utility that provides gas or electricity to almost six million of the nine and a half million residents in Michigan's Lower Peninsula. Our service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries. At December 31, 1997, we provided service to 1.6 million electric customers and 1.5 million gas customers. Our consolidated operating revenues in 1997 were $3,769 million. 67% of our operating revenue was generated from our electric utility business, 32% from our gas utility business and 1% from our non-utility business.

         We generate, purchase, transmit and distribute electricity in 61 of the 68 counties in the Lower Peninsula. We generate electricity through 5 fossil-fueled plants, 1 nuclear plant, 1 pumped storage hydroelectric facility, 7 gas combustion turbine plants and 13 hydroelectric plants. Together, as of December 31, 1997, these facilities gave us the capacity to generate 6,255 megawatts ("MW") of electricity. In 1997, we also purchased 1,648 MW of net capacity from independent power producers. Our peak power demand during 1997 was 7,315 MW in July.

         We purchase, transport, store and distribute gas in 54 of the 68 counties in the Lower Peninsula. We distribute and transmit gas through 22,825 miles of distribution mains and 1,057 miles of transmission lines. We own and operate six compressor stations that have a total of 133,560 installed horsepower.

          We are subject to regulation by various federal, state and local agencies including the Michigan Public Service Commission, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. These agencies regulate various aspects of our business including the retail utility rates we charge, certain tariffs that affect our pricing, our accounting practices and our ability to acquire, construct, operate or dispose of certain gas and electric assets and facilities, including nuclear power plants.

                               RECENT DEVELOPMENTS

         On October 2, 1998, we began to solicit bids to acquire our rights to 1240 MW of contract capacity and associated energy under our Power Purchase Agreement with Midland Cogeneration Venture Limited Partnership. We have reserved the right at any time, in our sole discretion, to terminate the auction process or to reject any or all bids. We will not consummate the transaction unless we believe important customer benefits will flow from the transaction.



                                  THE OFFERING


Notes Offered     ....................................    Senior Secured Insured Quarterly Notes due 2028

Aggregate Principal Amount............................    $150,000,000

Interest Rate     ....................................    [    ]%

Date of Maturity  . ..................................    October 1, 2028.

Interest Payment Date.................................    January 1, April 1, July 1 and October 1 of each year,  beginning  January
                                                          1, 1999.

Record Date for Interest Payments.....................    The 15th  calendar day of the month  preceding the month in which an
                                                          Interest Payment Date occurs.

Ranking  .............................................    The notes  will be  secured  by first  mortgage  bonds.  On the date that we have retired all the first  mortgage  bonds,  the notes will become unsecured and rank equally with all of our other unsecured senior indebtedness.

Redemption of the Notes:
Option of the Company..................................   We will have the option to redeem the notes (in whole or in part),  from time to time on or after  October  1, 2003.  If we redeem  the notes,  we
                                                          will pay 100%  of  the  principal   amount  plus  the  accrued  interest
                                                          through  the redemption date.

Redemption of the Notes:
Option of a Deceased Noteholder's
Representative................................            We will also  redeem  the notes at the  option of the  representative  of any deceased  noteholder.  We will pay 100% of the principal amount, plus accrued interest,  subject to the following  condition:  the maximum principal amount we will redeem is $25,000 per deceased  owner and
                                                          $3,000,000 in the aggregate for all  deceased  owners  during the  initial period  from the date of this prospectus  until  October  1,  1999  and during  each  twelve-month  period thereafter.

Insurance.............................................    The payment of the  principal  and interest on the notes will be insured by a financial  guaranty


                                                          insurance  policy issued by Ambac Assurance Corporation that will be issued at the same time the notes are delivered.

Form of Note..........................................    One global security, held in the name of DTC.

Settlement and Payment................................    Same-day immediately available funds.

Rating   .............................................    The notes will be rated  "AAA" by Standard & Poor's  Ratings  Group and
                                                          "AAA" by Moody's Investors Services, Inc.

Use of Proceeds.......................................    We estimate that the net proceeds of the offering will be  approximately
                                                          $150 million before deducting expenses.  We intend to use these  proceeds from the offering of the notes to repay  certain  indebtedness outstanding  under a credit facility,  and for general corporate purposes, including paying down short-term debt.

                                 CAPITALIZATION

         The following table sets forth the unaudited consolidated capitalization of Consumers Energy Company ("Consumers" or the "Company") at June 30, 1998 and as adjusted to reflect the sale of the Senior Secured Insured Quarterly Notes (the "Notes") offered hereby and the application of the estimated net proceeds from such sale. See "Use of Proceeds." The table should be read in conjunction with Consumers' consolidated financial statements and notes thereto included in the documents described under "Incorporation by
Reference: Information We File with the SEC" (the "Incorporated Documents").


                                                                                   At June 30, 1998
                                                                              ----------------------------
                                                                                                  As
                                                                                   Actual      Adjusted
                                                                              -------------  -------------
                                                                                      (unaudited)
                                                                                     (in millions)
             Common stockholder's equity...................................         $1,748         $1,748
             Preferred stock...............................................            238            238
             Consumers-obligated  mandatorily  redeemable  Trust  Preferred
             Securities of:
             Consumers Power Company Financing I(a)......................              100            100
             Consumers Energy Company Financing II(a)....................              120            120
             Long-term debt (excluding current maturities)(b)..............          2,159          2,259
             Non-current portion of capital leases.........................             77             77
                                                                              ------------    -----------
             Total capitalization..........................................          4,442          4,542
             Current portion of long-term debt and capital leases(b).......             94             94
                                                                              ------------    -----------
             Total  capitalization  and current  portion of long-term  debt
             and capital leases............................................         $4,536         $4,636
                                                                              ============    ===========


--------------------------
         (a) The primary asset of Consumers Power Company Financing I is $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from the Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers.

         (b) Adjusted amount reflects issuance of $150 million of the Notes and the proceeds being used for general corporate purposes and for payment of long-term debt as described in "Use of Proceeds."


                                 USE OF PROCEEDS

         Fifty million dollars of the net proceeds from the sale of the Notes offered hereby will be used by Consumers to repay a portion of the indebtedness outstanding under the $225 million Term Loan Agreement, dated as of May 7, 1998, by and among Consumers, the banks named therein, the other lenders from time to time who may become parties thereto, and Barclays Bank PLC, as Administrative Agent (the "Credit Facility"). The term of the Credit Facility is until May 7, 2003. The weighted average interest rate under the Credit Facility is 6.10%. The amounts borrowed under the Credit Facility were used to repay indebtedness outstanding under a $400 million term loan agreement which Consumers had entered into on November 1, 1994. The remaining approximately $100 million of net proceeds from the sale of the Notes will be used by Consumers for general corporate purposes, including paying down short-term debt.

                            CONSUMERS ENERGY COMPANY

         Consumers, incorporated in Michigan in 1968, is the successor to a corporation organized in Maine in 1910 that did business in Michigan from 1915 to 1968. Consumers was named Consumers Power Company from 1910 to the first quarter of 1997, when Consumers changed its name to Consumers Energy Company. Consumers is the principal subsidiary of CMS Energy Corporation, a Michigan corporation ("CMS Energy"). CMS Energy, through other subsidiaries, is also engaged in several domestic and international energy-related businesses including: oil and gas exploration and production; acquisition, development and operation of independent power production facilities; storage, transmission and processing of natural gas; energy marketing, services and trading; and international energy distribution.

    Consumers is a public utility serving gas or electricity to almost six million of Michigan's nine and a half million residents in all 68 counties in Michigan's Lower Peninsula. Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries. Consumers' electric operations include the generation, purchase, transmission and distribution of electricity in 61 of the 68 counties in the Lower Peninsula of Michigan. Consumers' gas operations include the purchase, transportation, storage and distribution of gas serving 54 of the 68 counties in the Lower Peninsula of Michigan. At December 31, 1997, Consumers provided service to 1.6 million electric customers and 1.5 million gas customers.

    Consumers' 1997 consolidated operating revenue of $3,769 million was derived 67% ($2,515 million) from its electric utility business, 32% ($1,204 million) from its gas utility business and 1% ($50 million) from its non-utility business.

    Consumers' electric generating system consists of five fossil-fueled plants, one nuclear plant, one pumped storage hydroelectric facility, seven gas combustion turbine plants and thirteen hydroelectric plants. Consumers-owned system generating capacity (including the pumped storage hydroelectric facility, of which Consumers has a 51% ownership) was 6,255 megawatts ("MW") as of December 31, 1997. In 1997, Consumers purchased 1,648 MW of net capacity from independent power producers. Consumers' peak power demand for 1997 was 7,315 MW in July 1997.

    Consumers' gas distribution and transmission system consists of 22,825 miles of distribution mains and 1,057 miles of transmission lines throughout the Lower Peninsula of Michigan. Consumers owns and operates six compressor stations with a total of 133,560 installed horsepower.

    Consumers is subject to regulation by various federal, state and local agencies including the Michigan Public Service Commission ("MPSC"), the Federal Energy Regulatory Commission ("FERC") and the Nuclear Regulatory Commission ("NRC"). The MPSC regulates public utilities in Michigan with respect to retail utility rates, accounting, services, certain facilities and various other matters. The FERC has jurisdiction over certain aspects of Consumers' gas business relating, among other things, to the acquisition, operation and disposal of assets and facilities and to service provided and rates charged by Michigan Gas Storage Company, a subsidiary of Consumers. Under certain circumstances, the FERC also has the power to modify gas tariffs of interstate pipeline companies. Certain aspects of Consumers' gas business also are subject to regulation by the FERC including a blanket transportation tariff pursuant to which Consumers can transport gas in interstate commerce. Certain aspects of Consumers' electric operations also are subject to regulation by the FERC, including compliance with the FERC's accounting rules and other regulations applicable to

"public utilities" and "licensees," the transmission of electric energy in interstate commerce and the rates and charges for the sale of electric energy at wholesale, the consummation of certain mergers, the sale of certain facilities, the construction, operation and maintenance of hydroelectric projects and the issuance of securities, as provided by the Federal Power Act. Consumers is subject to NRC jurisdiction with respect to the design, construction, operation and decommissioning of its nuclear power plants.

    The foregoing information concerning Consumers does not purport to be comprehensive. For additional information concerning Consumers' business and affairs, including its capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which it is subject, prospective purchasers should refer to the Incorporated Documents. See Incorporation by Reference: Information we file with the SEC.


RECENT DEVELOPMENTS

    On October 2, 1998, Consumers initiated a process for the solicitation of bids to acquire Consumers' rights to 1240 MW of contract capacity and associated energy ("PPA Rights") under its Power Purchase Agreement ("PPA") with Midland Cogeneration Venture Limited Partnership ("MCV"). The term of the PPA is for 35 years, which commenced on the date of commercial operation of the MCV's generating facilities in March 1990. The PPA Rights are being offered in one 1240 MW block or in two 620 MW pieces, for the period from the effective date in 1999 through either September 2007 or March 2025.

    Consumers has reserved the right at any time, in its sole discretion, to terminate the auction process or to reject any or all bids. Consumers will not consummate a transaction unless important customer benefits flow from that transaction. Any such transaction would be subject to the approval of Consumers' Board of Directors and obtaining satisfactory ratemaking and accounting treatment from the MPSC and the FERC with respect to the definitive agreements, including any necessary approval of the transfer of PPA Rights by FERC.

     In an order issued October 12, 1998, the MPSC delayed consideration of the auction until the definitive agreements with the winning bidder(s) are presented to the MPSC but stated that Consumers' approach offers legitimate way to utilize independent market forces to determine the above-market or stranded portion of Consumers' obligations under the PPA with the MCV.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following is a summary of certain financial information of Consumers and its consolidated subsidiaries and is qualified in its entirety by, and should be read in conjunction with, the detailed information and Consumers consolidated financial statements and notes thereto included in the Incorporated Documents. See "Incorporation by Reference: Information We File with the SEC."


                                                                                  YEAR ENDED/AT DECEMBER 31,
                                                 TWELVE                          ---------------------------
                                                 MONTHS
                                                ENDED/AT
                                                JUNE 30,         1997        1996        1995        1994        1993
                                                  1998           ----        ----        ----        ----        ----
                                                  ----
                                               (UNAUDITED)                          (IN MILLIONS)

    Operating revenue....................           $3,696      $3,769      $3,770      $3,511      $3,356      $3,243
    Net income...........................              342         321         296         255         226         198
    Net   income   available   to  common              305         284         260         227         202         187
    stockholder..........................
    Total assets.........................            7,076       6,949       7,025       6,954       6,809       6,551
    Long-term  debt,   excluding  current            2,159       1,369       1,900       1,922       1,953       1,839
    maturities...........................
    Non-current portion of capital leases               77          74         100         104         108         106
    Total preferred stock................              238         238         356         356         356         163
    Total trust preferred securities.....              220         220         100         ---         ---         ---



                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for the twelve months ended June 30, 1998 and for each of the years ended December 31, 1993 through 1997 are as follows:


                                                                                         Year Ended December 31,
                                                Twelve Months                            -----------------------
                                             Ended June 30, 1998           1997       1996       1995      1994       1993
                                             -------------------           ----       ----       ----      ----       ----


    Ratio of earnings to fixed charges            3.26                     3.31       3.27       2.82      2.81       2.46

    For the purpose of computing such ratio, earnings represent net income before income taxes, net interest charges and estimated interest portion of lease rentals.

                            DESCRIPTION OF THE NOTES

    GENERAL

         The Notes are to be issued pursuant to an Indenture, dated as of February 1, 1998, as supplemented (collectively, the "Indenture"), between Consumers and The Chase Manhattan Bank, as trustee (the "Trustee"). At October 1, 1998, four series of Senior Notes (as defined below) in an aggregate principal amount of $925 million were outstanding under the Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete, make use of defined terms (some but not all of which are defined herein) and are subject to, and qualified in their entirety by, all of the provisions of the Indenture, which is incorporated herein by this reference and which is available upon request to the Trustee. Unless otherwise indicated, references to Section numbers under this caption are references to the Section numbers of the Indenture. In addition, capitalized terms used in this section and not otherwise defined herein shall have the meaning given to them in the Indenture.

         Until the Release Date (as defined below), all of the senior notes outstanding under the Indenture (the "Senior Notes") will be secured by one or more series of Consumers' First Mortgage Bonds (as defined below) issued and delivered by Consumers to the Trustee. See "-- Security; Release Date" below. ON THE RELEASE DATE, THE SENIOR NOTES (INCLUDING THE NOTES) WILL CEASE TO BE SECURED BY FIRST MORTGAGE BONDS, WILL BECOME UNSECURED GENERAL OBLIGATIONS OF CONSUMERS AND WILL RANK ON A PARITY WITH OTHER UNSECURED INDEBTEDNESS OF CONSUMERS. The Indenture provides that, in addition to the Notes offered hereby, additional Senior Notes may be issued thereunder, without limitation as to aggregate principal amount, provided that, prior to the Release Date, the principal amount of Senior Notes that may be issued and outstanding cannot exceed the principal amount of Senior Note Mortgage Bonds (as defined herein) then held by the Trustee. See "Description of First Mortgage Bonds -- Issuance of Additional First Mortgage Bonds."

         There is no requirement under the Indenture that future issues of debt securities of Consumers be issued exclusively under the Indenture, and Consumers will be free to employ other indentures (including, prior to the Release Date, the Mortgage (as defined below)) or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Senior Notes (including the Notes), in connection with future issues of such other debt securities.

    INTEREST

         Each Note shall bear interest at ___ % (the "Securities Rate") from the date of original issuance, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year and on the date of maturity to the person in whose name such Note is registered at the close of business on the fifteenth calendar day of the month preceding the month in which the respective Interest Payment Date occurs. The initial Interest Payment Date is January 1, 1999. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay).

    SPECIAL INSURANCE PROVISIONS OF THE INDENTURE

         Notwithstanding any other provision of the Indenture, so long as Ambac Assurance Corporation (the "Insurer") is not in default under the financial guaranty insurance policy that insures the payment of the principal of and interest on the Notes when due (the "Policy"), the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the Notes upon the occurrence and continuation of an Event of Default (as defined herein). The Trustee shall within one business day notify the Insurer of any Nonpayment as defined in the Policy and such notice shall specify the amount of the Nonpayment. The Trustee shall make a claim for Nonpayment under the Policy prior to exercising any other rights under the Indenture; provided, however, if the Insurer defaults under the Policy, the Trustee may assert any and all rights it has under the Indenture.

    OPTIONAL REDEMPTION

         The Company shall have the right to redeem the Notes, in whole or in part, at par without premium, from time to time, on or after October 1, 2003, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the Redemption Date (the "Redemption Price").

         If notice of redemption is given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest. If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the Securities Rate.

         Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Notes by tender, in the open market or by private agreement.

    LIMITED RIGHT OF REDEMPTION UPON DEATH OF BENEFICIAL OWNER

         Unless the Notes have been declared due and payable prior to their maturity by reason of an Event of Default, the Representative (as defined herein) of a deceased Beneficial Owner (as defined herein) has the right to request redemption at par of all or part of such interest, expressed in integral multiples of $1,000 principal amount, in the Notes for payment prior to maturity, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem during the period from the original issuance of the Notes through and including October 1, 1999 (the "Initial Period"), and during any twelve-month period which ends on and includes each October 1 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period") (i) on behalf of a deceased Beneficial Owner any interest in the Notes which exceeds an aggregate principal amount of $25,000 or
(ii) interests in the Notes in an aggregate principal amount exceeding $3,000,000. A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount in integral multiples of $1,000. Representatives of deceased Beneficial Owners must make arrangements with the Participant (as defined herein) through whom such interest is owned in order that timely presentation of redemption requests can be made by the Participant to the Trustee. If the Company, although not obligated to do so, chooses to redeem interests of a deceased Beneficial Owner in the Notes in the Initial Period or in any Subsequent Period in excess of the $25,000 limitation, such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $3,000,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period. Any Note (or portion thereof) tendered pursuant to a redemption request may be withdrawn by a written request by the Representative received by the Trustee at least 10 days prior to its repayment.

         Subject to the $25,000 and the $3,000,000 limitations, the Company will, after the death of any Beneficial Owner, redeem the interest of the Beneficial Owner in the Notes on the next Interest Payment Date following receipt by the Trustee of a redemption requests received at least 20 days in advance of the next Interest Payment Date. If, during the Initial Period or any Subsequent Period, redemption requests exceed the aggregate principal amount of interests in Notes required to be redeemed, then such excess redemption requests will be applied to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. All redemption requests will be redeemed in the order in which the Trustee receives the redemption request. To obtain repayment pursuant to a redemption request, the Representative must provide to the Participant (i) a written request for repayment signed by the Representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States, (ii) appropriate evidence satisfactory to the Company and the Trustee that (A) the Representative has authority to act on behalf of the deceased Beneficial Owner, (B) the death of such Beneficial Owner has occurred and (C) the deceased was the owner of a beneficial interest in such Note at the time of death, (iii) if applicable, a properly executed assignment or endorsement, and
(iv) if the beneficial interest in such Notes is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from such nominee attesting to the deceased's ownership of a beneficial interest in such Note. The Participant will provide these documents to the Trustee. All questions as to the eligibility or validity of any exercise of redemption on behalf of a deceased Beneficial Owner will be determined by the Company, in its sole discretion, which determinations will be final and binding on all parties.

         Interests in the Notes held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner, and the death of a tenant in common, tenant by the entirety or joint tenant will be deemed the death of a Beneficial Owner. The death of a person who, during such person's lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and the Company.

         In the case of a redemption request which is presented on behalf of adeceased Beneficial Owner and which has not been fulfilled at the time the Company gives notice of its election to redeem the Notes, the interests in the Notes which are the subject of such redemption request shall not be eligible for redemption pursuant to the Company's option to redeem but shall remain subject to redemption pursuant to such redemption request.

         Because of the limitations of the Company's requirement to redeem, no Beneficial Owner can have any assurance that its interest in the Notes will be paid prior to maturity.

     REGISTRATION, TRANSFER AND EXCHANGE

         The Notes will initially be issued in the form of one or more Global Notes, in registered form, without coupons, in denominations of $1,000 or an integral multiple thereof as described under "Book-Entry Only Issuance -- The Depository Trust Company." The Global Notes will be registered in the name of a nominee of DTC. Except as set forth herein under "Book-Entry Only Issuance -- The Depository Trust Company," owners of beneficial interests in a Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Note and will not be considered the registered holder thereof under the Indenture.

         Senior Notes of any series will be exchangeable for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 2.06)

         Senior Notes may be presented for exchange or registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained in the Borough of Manhattan, The City of New York, for such purpose with respect to any series of Senior Notes, without service charge but upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon Consumers and the Trustee being satisfied with the documents of title and indemnity of the person making the request. (Sections 2.06, 2.07 and 6.02)

         In the event of any redemption of Senior Notes of any series, the Trustee will not be required to exchange or register a transfer of any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.06)

    PAYMENT AND PAYING AGENTS

         Payments of principal of, and interest and/or premium, if any, on Notes issued in the form of Global Notes shall be made by wire transfer of immediately available funds to the account specified by the registered holder of such Global Note, which shall initially be a nominee of DTC. Interest on Notes (other than interest at maturity) that are in the form of certificated notes ("Certificated Notes") will be paid by check mailed to the person entitled thereto at such person's address as it appears in the register for the Notes maintained by the Trustee; however, a holder of Senior Notes of one or more series under the Indenture in the aggregate principal amount of $10 million or more having the same interest payment dates will be entitled to receive payments of interest on such series by wire transfer of immediately available funds to a bank within the continental United States if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable Regular Record Date. The principal of, and interest at maturity and premium, if any, on Notes in the form of Certificated Notes will be payable in immediately available funds at the office of the Trustee or at the authorized office of any paying agent. (Section 2.12)

         If and to the extent that Consumers fails to make timely payment of interest on any Note, that interest shall cease to be payable to the persons who were the holders of such Notes at the applicable Regular Record Date, and shall instead become payable to the holder of such Note at the close of business on a special record date established by the Trustee, which special record date shall be not more than 15 or fewer than 10 days prior to the date of the proposed payment. (Section 2.11)

         All monies paid by Consumers to the Trustee for the payment of principal of, interest and/or premium, if any, on any Note which remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to Consumers, subject to applicable abandoned property laws, and the holder of such Note will thereafter look only to Consumers for payment thereof. (Section 5.04)

         In any case where the date of maturity of the principal of or any premium or interest on any Note or the date fixed for redemption of any Note is not a Business Day, then payment of such principal or any premium or interest need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and, in the case of timely payment thereof, no interest shall accrue for the period from and after such interest payment date or the date on which the principal or premium of the Note is stated to be payable to such next succeeding Business Day. (Section 15.06) "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banks or trust companies in the Borough of Manhattan, The City of New York, or in any other city where the corporate trust office of the Trustee may be located, are obligated or authorized by law or executive order to close.

    SECURITY; RELEASE DATE

         Until the Release Date, the Senior Notes (including the Notes) will be secured by one or more series of Consumers' First Mortgage Bonds ("Senior Note Mortgage Bonds") issued and delivered by Consumers to the Trustee (see "Description of First Mortgage Bonds"). Upon the issuance of a series of Senior Notes (including the Notes) prior to the Release Date, Consumers will simultaneously issue and deliver to the Trustee, as security for all Senior Notes, a series of Senior Note Mortgage Bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same aggregate principal amount as the series of the Senior Notes (including the Notes) being issued. Any series of Senior Note Mortgage Bonds may, but need not, bear interest. The series of Senior Note Mortgage Bonds to be issued to the Trustee concurrently with the issuance of the Notes will bear interest at the same rate as is borne by the Notes. Any payment by Consumers to the Trustee of principal of, interest and/or premium, if any, on a series of Senior Note Mortgage Bonds will be applied by the Trustee to satisfy Consumers' obligations with respect to principal of, interest and/or premium, if any, on the Senior Notes. (Sections 2.12(c), 4.10 and 4.11)

    THE RELEASE DATE WILL BE THE DATE THAT ALL FIRST MORTGAGE BONDS ("FIRST MORTGAGE BONDS") OF CONSUMERS ISSUED AND OUTSTANDING UNDER THE MORTGAGE, OTHER THAN SENIOR NOTE MORTGAGE BONDS, HAVE BEEN RETIRED (AT, BEFORE OR AFTER THE MATURITY THEREOF) THROUGH PAYMENT, REDEMPTION OR OTHERWISE. ON THE RELEASE DATE, THE TRUSTEE WILL DELIVER TO CONSUMERS FOR CANCELLATION ALL SENIOR NOTE MORTGAGE BONDS AND NOT LATER THAN 30 DAYS THEREAFTER, WILL PROVIDE NOTICE TO ALL HOLDERS OF SENIOR NOTES (INCLUDING THE NOTES) OF THE OCCURRENCE OF THE RELEASE DATE. AS A RESULT, ON THE RELEASE DATE, THE SENIOR NOTE MORTGAGE BONDS SHALL CEASE TO SECURE THE SENIOR NOTES (INCLUDING THE NOTES), AND THE SENIOR NOTES (INCLUDING THE NOTES) WILL BECOME UNSECURED GENERAL OBLIGATIONS OF CONSUMERS. (Section 4.11.) Each series of Senior Note Mortgage Bonds will be a series of First Mortgage Bonds of Consumers, all of which are secured by a lien on certain property owned by Consumers. See "Description of First Mortgage Bonds -- Priority and Security." Upon the payment or cancellation of any outstanding Senior Notes, the

Trustee shall surrender to the Company for cancellation an equal principal amount of the related series of Senior Note Mortgage Bonds. Consumers shall not permit, at any time prior to the Release Date, the aggregate principal amount of Senior Note Mortgage Bonds held by the Trustee to be less than the aggregate principal amount of Senior Notes outstanding. (Section 4.08.) Following the Release Date, Consumers will cause the Mortgage to be discharged and will not issue any additional First Mortgage Bonds under the Mortgage. (Section 4.11.) While Consumers will be precluded after the Release Date from issuing additional First Mortgage Bonds, it will not be precluded under the Indenture or Notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under "-- Certain Covenants of Consumers -- Limitation on Liens."

    EVENTS OF DEFAULT

         The following constitute events of default under the Indenture: (a) default in the payment of principal of and premium, if any, on any Senior Note when due and payable; (b) default in the payment of interest on any Senior Note when due which continues for 60 days; (c) default in the performance or breach of any other covenant or agreement of Consumers in the Senior Notes or in the Indenture and the continuation thereof for 90 days after written notice thereof to Consumers by the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Senior Notes; (d) prior to the Release Date, the occurrence of a default as defined in the Mortgage; provided, however, that the waiver or cure of such default and the rescission and annulment of the consequences thereof under the Mortgage shall constitute a waiver of the corresponding event of default under the Indenture and a rescission and annulment of the consequences thereof under the Indenture; and (e) certain events of bankruptcy, insolvency, reorganization, assignment or receivership of Consumers. (Section 8.01)

         If an event of default occurs and is continuing, either the Trustee or the holders of a majority in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all Senior Notes to be due and payable immediately. Upon such acceleration of the Senior Notes, the Senior Note Mortgage Bonds shall be immediately redeemed upon demand of the Trustee (and surrender thereof to the Mortgage Trustee) at a redemption price of 100% of the principal amount thereof, together with interest to the redemption date. See "Description of First Mortgage Bonds -- Redemption Provisions." At any time after an acceleration of the Senior Notes has been declared but before a judgment or decree for the payment of the principal amount of the Senior Notes has been obtained (and provided the acceleration of all First Mortgage Bonds has not occurred), if Consumers pays or deposits with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Senior Notes. (Section 8.01)

         The Indenture provides that the Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Senior Notes unless such holders have offered to the Trustee reasonable security or indemnity. (Section 9.02.) Subject to such provisions for indemnity and certain other limitations contained in the

Indenture, the holders of a majority in principal amount of the outstanding Senior Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee. The holders of a majority in principal amount of the outstanding Senior Notes generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of Senior Notes. (Section 8.07.) The Indenture provides that no holder of Senior Notes may institute any action against Consumers under the Indenture unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than a majority in aggregate principal amount of Senior Notes then outstanding affected by such event of default shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, and the Trustee shall not have instituted such action within 60 days of such request. Furthermore, no holder of Senior Notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of Senior Notes. Notwithstanding that the right of a holder of Senior Notes to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each holder of a Senior Note has the right, which is absolute and unconditional, to receive payment of the principal of, and interest and/or premium, if any, on such Senior Note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holder of Senior Notes. (Section 8.04.) The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Senior Notes, is required to give the holders of the Senior Notes notice of any such default known to the Trustee, unless cured or waived, but, except in the case of default in the payment of principal of, and interest and/or premium, if any, on any Senior Notes, the Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. (Section 8.08.) Consumers is required to deliver to the Trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Consumers is in compliance with the conditions and covenants under the Indenture. (Section 6.06)

    MODIFICATION

         Modification and amendment of the Indenture may be effected by Consumers and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Senior Notes affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby, (a) change the maturity date of any Senior Note; (b) reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any Senior Note; (c) reduce the principal amount of, or premium payable on, any Senior Note; (d) change the coin or currency of any payment of principal of, and interest and/or premium on any Senior Note; (e) change the date on which any Senior Note may be redeemed or repaid at the option of the holder thereof or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any Senior Note; (f) impair the interest of the Trustee in the Senior Note Mortgage Bonds held by it or, prior to the Release Date, reduce the principal amount of any series of Senior Note Mortgage Bonds securing the Senior Notes to an amount less than the principal amount of the related series of Senior Notes or alter the payment provisions of such Senior Note Mortgage Bonds in a manner adverse to the holders of the Senior Notes; or (g) modify the foregoing requirements or reduce the percentage of outstanding Senior

Notes necessary to modify or amend the Indenture or to waive any past default to less than a majority. (Section 13.02.) Modification and amendment of the Indenture may be effected by Consumers and the Trustee without the consent of the holders in certain cases, including (a) to add to the covenants of Consumers for the benefit of the holders or to surrender a right conferred on Consumers in the Indenture; (b) to add further security for the Senior Notes; (c) to add provisions enabling Consumers to be released with respect to one or more series of outstanding Senior Notes from its obligations under the covenants described under "-- Certain Covenants of Consumers -- Limitation on Liens" and "-- Limitation on Sale and Lease-Back Transactions" and "-- Consolidation, Merger and Sale or Disposition of Assets" below, upon satisfaction of conditions with respect to such series of Senior Notes which are the same as those described below under "-- Defeasance and Discharge" (except that the opinion of tax counsel referred to therein need not be based upon an External Tax Pronouncement (as defined in the Indenture)); (d) to supply omissions, cure ambiguities or correct defects which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or (e) to make any other change that is not prejudicial to the holders of Senior Notes in any material respect. (Section 13.01)

         A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of Senior Notes, or which modifies the rights of the holders of Senior Notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Indenture of the holders of Senior Notes of any other series. (Section 13.02)

    DEFEASANCE AND DISCHARGE

         The Indenture provides that Consumers will be discharged from any and all obligations in respect to the Senior Notes and the Indenture (except for certain obligations such as obligations to register the transfer or exchange of Senior Notes, replace stolen, lost or mutilated Senior Notes and maintain paying agencies) if, among other things, Consumers irrevocably deposits with the Trustee, in trust for the benefit of holders of Senior Notes, money or certain United States government obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the Senior Notes on the dates such payments are due in accordance with the terms of the Indenture and the Senior Notes; provided that, unless all of the Senior Notes are to be due within 90 days of such deposit by redemption or otherwise, Consumers shall also have delivered to the Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Indenture. Thereafter, the holders of Senior Notes must look only to such deposit for payment of the principal of, and interest and any premium on, the Senior Notes. (Section 5.01)

    CONSOLIDATION, MERGER AND SALE OR DISPOSITION OF ASSETS

         Consumers will not consolidate with or merge into any other corporation or sell or otherwise dispose of its properties as or substantially as an entirety unless (i) the successor or transferee corporation shall be a corporation organized and existing under the laws of the United States of America, any State thereof, or the District of Columbia, (ii) the successor or transferee corporation assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest on all the Senior Notes and the performance of every covenant of the Indenture to be performed or observed by Consumers and (iii) if prior to the Release Date, the successor or transferee corporation assumes Consumers' obligations under the Mortgage with respect to the Senior Note Mortgage Bonds. (Section 12.01.) Upon any such consolidation, merger, sale, transfer or other disposition of the properties of Consumers substantially as an entirety, the successor corporation formed by such consolidation or into which Consumers is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Consumers under the Indenture with the same effect as if such successor corporation had been named as Consumers therein and Consumers will be released from all obligations under the Indenture. (Section 12.02.) For purposes of the Indenture, the conveyance or other transfer by Consumers of (a) all or any portion of its facilities for the generation of electric energy, (b) all of its facilities for the transmission of electric energy or (c) all of its facilities for the distribution of natural gas, in each case considered alone or in any combination with properties described in any other clause, shall in no event be deemed to constitute a conveyance or other transfer of all the properties of Consumers, as or substantially as an entirety. (Section 12.01)

    CERTAIN COVENANTS OF CONSUMERS

    Limitation on Liens

         The Indenture provides that, so long as any such Senior Notes are outstanding, Consumers may not issue, assume, guarantee or permit to exist after the Release Date any Debt that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any Operating Property of Consumers, whether owned at the date of the Indenture or thereafter acquired, without in any such case effectively securing the Senior Notes (together with, if Consumers shall so determine, any other indebtedness of Consumers ranking equally with the Senior Notes) equally and ratably with such Debt (but only so long as such Debt is so secured).

         The foregoing restriction will not apply to: (1) Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such Operating Property);
(2) Liens on Operating Property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of its properties (or those of a division) as or substantially as an entirety to, Consumers; (3) Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement; (4) Liens in favor of any State or any department, agency or instrumentality or political subdivision of any State, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Debt

(including, without limitation, obligations of Consumers with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving Operating Property of Consumers; or (5) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (4), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (1) to (4), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement. However, the foregoing restriction will not apply to the issuance, assumption or guarantee by Consumers of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt of Consumers (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (5) and Sale and Lease-Back Transactions that are permitted by the first sentence of "Limitation on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of Net Tangible Assets or 15% of Capitalization. (Section 6.07).

    Limitation on Sale and Lease-Back Transactions

         The Indenture provides that so long as such Senior Notes are outstanding, Consumers may not enter into or permit to exist after the Release Date any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such Operating Property or the placing in operation of such Operating Property or of such Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if
(a) Consumers would be entitled pursuant to any of the provisions described in clauses (1) to (5) of the first sentence of the second paragraph under "Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on such Operating Property without equally and ratably securing the Senior Notes, (b) after giving effect to such Sale and Lease-Back Transaction, Consumers could incur pursuant to the provisions described in the second sentence of the second paragraph under "Limitation on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause
(a)), or (c) Consumers applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the Operating Property so leased to the retirement of Senior Notes or other Debt of Consumers ranking equally with, the Senior Notes, subject to reduction for Senior Notes and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity. (Section 6.08).

    Certain Definitions

         "Capitalization" means the total of all the following items appearing on, or included in, the consolidated balance sheet of Consumers: (i) liabilities for indebtedness maturing more than twelve (12) months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities (as defined in the Indenture), premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock of Consumers held in its treasury.

         "Debt" means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any thereof.

         "Net Tangible Assets" means the amount shown as total assets on the consolidated balance sheet of Consumers, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles ("GAAP") and practices applicable to the type of business in which Consumers is engaged and that are approved by the independent accountants regularly retained by Consumers, and may be determined as of a date not more than sixty (60) days prior to the happening of the event for which such determination is being made.

         "Operating Property" means (i) any interest in real property owned by Consumers and (ii) any asset owned by Consumers that is depreciable in accordance with GAAP, excluding, in either case, any interest of Consumers as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with GAAP.

         "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to Consumers of any Operating Property (except for leases for a term, including any renewals thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by Consumers to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the Indenture.

         "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to Consumers from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (ii) the net book value of such property, as determined in accordance with GAAP by Consumers at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

    VOTING OF SENIOR NOTE MORTGAGE BONDS HELD BY TRUSTEE

         The Trustee, as the holder of Senior Note Mortgage Bonds, will attend any meeting of bondholders under the Mortgage, or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. So long as no Event of Default as defined in the Indenture has occurred and is continuing, the Trustee will vote or consent:

         (a) in favor of amendments or modifications of the Mortgage of substantially the same tenor and effect as follows:

                  (i) to eliminate the maintenance and replacement fund and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of First Mortgage Bonds;

                  (ii) to eliminate sinking funds or improvement funds ("S&I Funds") and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of First Mortgage Bonds;

                  (iii) to eliminate the restriction on the payment of dividends on common stock and to eliminate the requirements in connection with the periodic examination of the mortgaged and pledged property by an independent engineer;

                  (iv) to permit First Mortgage Bonds to be issued under the Mortgage in a principal amount equal to 70% of unfunded net property additions instead of 60%, to permit S&I Fund requirements (to the extent not otherwise eliminated) under the Mortgage to be satisfied by the application of net property additions in an amount equal to 70% of such additions instead of 60%, and to permit the acquisition of property subject to certain liens prior to the lien of the Mortgage if the principal amount of indebtedness secured by such liens does not exceed 70% of the cost of such property instead of 60%;

                  (v) to eliminate requirements that Consumers deliver a net earnings certificate for any purpose under the Mortgage;

                  (vi) to raise the minimum dollar amount of insurance proceeds on account of loss or damage that must be payable to the Trustee from $50,000 to an amount equal to the greater of (A) $5,000,000 and (B) three per centum (3%) of the aggregate principal amount of First Mortgage Bonds outstanding;

                  (vii) to increase the amount of the fair value of property which may be sold or disposed of free from the lien of the Mortgage, without any release or consent by the Trustee, from not more than $25,000 in any calendar year to not more than an amount equal to the greater of (A) $5,000,000 and (B) three per centum (3%) of the aggregate principal amount of First Mortgage Bonds then outstanding;

                  (viii) to permit certain mortgaged and pledged property to be released from the lien of the Mortgage if, in addition to certain other conditions, the Trustee receives purchase money obligations of not more than 70% of the fair value of such property instead of 60% and to eliminate the further requirement for the release of such property that the aggregate principal amount of purchase money obligations held by the Trustee not exceed 20% of the principal amount of First Mortgage Bonds outstanding;

                  (ix) to eliminate the restriction prohibiting the Mortgage Trustee from applying cash held by it pursuant to the Mortgage to the purchase of bonds not otherwise redeemable at a price exceeding 110% of the principal of such bonds, plus accrued interest; and

         (b) with respect to any other amendments or modifications of the Mortgage, as follows: the Trustee shall vote all Senior Note Mortgage Bonds then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the Mortgage, the holders of which are eligible to vote or consent; provided, however, that the Trustee shall not so vote in favor of, or so consent to, any amendment or modification of the Mortgage which, if it were an amendment or modification of the Indenture, would require the consent of Holders of Senior Notes as described under "Modification," without the prior consent of Holders of Senior Notes which would be required for such an amendment or modification of the Indenture.
(Section 4.03)

    RESIGNATION OR REMOVAL OF TRUSTEE

         The Trustee may resign at any time upon written notice to Consumers specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor Trustee and such specified day. (Section 9.10)

         The Trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the Trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, so long as no Event of Default or event which, with the giving of notice or lapse of time or both, would become an Event of Default has occurred and is continuing, Consumers may remove the Trustee upon notice to the holder of each Senior Note outstanding and the Trustee, and appointment of a successor Trustee. (Section 9.10)

    CONCERNING THE TRUSTEE

         The Chase Manhattan Bank is both the Trustee under the Indenture and the Mortgage Trustee under the Mortgage. Consumers and its affiliates maintain depository and other normal banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank is also a lender to Consumers and its affiliates. The Indenture provides that Consumers' obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the Senior Notes upon all property and funds held or collected by the Trustee as such.

    GOVERNING LAW

         The Indenture and each Senior Note will be governed by Michigan Law.

    BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

         DTC will act as the initial securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Notes certificates will be issued, representing in the aggregate the total principal amount of Notes, and will be deposited with DTC (collectively, the "Global Note").

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participant's accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

         Purchases of Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of Notes (such purchaser, or the person to whom such purchaser conveys his or her ownership interest, a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued, the Company determines that Beneficial Owners may exchange their ownership interests for such certificates or there shall have occurred an Event of Default.

         DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices shall be sent to DTC. If less than all of the Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Notes in accordance with its procedures.

         Although voting with respect to the Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the Interest Payment Date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such Interest Payment Date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

         Except as provided herein, a Beneficial Owner of an interest in a Global Note will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

         DTC may discontinue providing its services as security depositary with respect to the Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Notes. In that event, certificates for the Notes will be printed and delivered to the holders of record.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.


                       DESCRIPTION OF FIRST MORTGAGE BONDS

    GENERAL

         The Senior Note Mortgage Bonds are to be issued under an Indenture dated as of September 1, 1945, between Consumers and The Chase Manhattan Bank, as trustee (the "Mortgage Trustee"), as amended and supplemented by various supplemental indentures and as supplemented by a Supplemental Indenture dated as of October , 1998 providing for the series of Senior Note Mortgage Bonds relating to the Notes (the "Mortgage"). In connection with the change of the state of incorporation from Maine to Michigan in 1968, Consumers succeeded to and was substituted for the Maine corporation under the Mortgage. At September 30, 1998, four series of First Mortgage Bonds in an aggregate principal amount of approximately $674 million were outstanding under the Mortgage, excluding four series of First Mortgage Bonds in an aggregate principal amount of $925 million to secure outstanding Senior Notes and one series of First Mortgage Bonds in an aggregate principal amount of $30 million to secure outstanding pollution control revenue bonds. The statements herein concerning the Senior Note Mortgage Bonds and the Mortgage are an outline and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the Mortgage, which is incorporated herein by this reference. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the Mortgage a copy of which will be available upon request to the Trustee.

         The Senior Note Mortgage Bonds relating to the Notes ("Senior IQ Note Mortgage Bonds") will be issued as security for Consumers' obligations under the Indenture and will be immediately delivered to and registered in the name of the Trustee. The Senior Note Mortgage Bonds will be issued as security for the Notes and will secure the Notes until the Release Date. For purposes of the Indenture, the Senior IQ Note Mortgage Bonds shall be deemed to be the "related series" of Senior Note Mortgage Bonds in respect of the Notes. The Indenture provides that the Trustee shall not transfer any Senior Note Mortgage Bonds except to a successor trustee, to Consumers (as provided in the Indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Consumers. The Trustee shall generally vote the Senior Note Mortgage Bonds proportionately with what it believes to be the vote of all other First Mortgage Bonds then outstanding except in connection with certain amendments or modifications of the Mortgage, as described under "Description of Senior Notes Voting of Senior Note Mortgage Bonds Held by Trustee."

         The Senior IQ Mortgage Bonds will correspond to the Notes in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or premium, if any, or interest on the Notes, Senior IQ Mortgage Bonds in a principal amount equal to the principal amount of such Notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and the obligation of Consumers to make such payment shall be discharged. The Mortgage Trustee may conclusively assume that the obligation to make payments on the Senior IQ Mortgage Bonds has been discharged unless it has received a written notice from the Trustee stating that timely payment on the Notes has not been made.

    REDEMPTION PROVISIONS

         The Senior IQ Mortgage Bonds will be redeemed on the respective dates and in the respective principal amounts which correspond to the redemption dates for, and the principal amounts to be redeemed of, the Notes. The Senior IQ Mortgage Bonds are not redeemable by operation of the improvement fund or the maintenance or replacement provisions of the Mortgage, or with the proceeds of released property.

         In the event of an Event of Default under the Indenture and acceleration of the Notes, the Senior IQ Mortgage Bonds will be immediately redeemable in whole, upon demand of the Trustee, at a redemption price of 100% of the principal amount thereof, together with accrued interest to the redemption date. See "Description of the Notes -- Events of Default."

    PRIORITY AND SECURITY

         The Senior Note Mortgage Bonds will rank pari passu as to security with bonds of other series now outstanding or hereafter issued under the Mortgage, which is a direct first lien on substantially all of Consumers' property and franchises (other than certain property expressly excluded from the lien thereof (such as cash, bonds, stock and certain other securities, contracts, accounts and bills receivables, judgments and other evidences of indebtedness, stock in trade, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of Consumers, natural gas, oil and minerals, motor vehicles and certain real property listed in Schedule A to the Mortgage)), and subject to excepted encumbrances (and certain other limitations) as defined and described in the Mortgage and subject to the provisions of MCL 324.20138. MCL
324.20138 provides that under certain circumstances, the State of Michigan's lien against property on which it has incurred costs related to any response activity that is subordinate to prior recorded liens can become superior to such prior liens pursuant to court order. The Mortgage permits, with certain limitations specified in Section 7.05, the acquisition of property subject to prior liens and, under certain conditions specified in Section 7.14, permits the issuance of additional indebtedness under such prior liens to the extent of 60% of net property additions made by Consumers to the property subject to such prior liens. (Granting Clauses, Article I.)

    IMPROVEMENT FUND REQUIREMENT

         The supplemental indentures under which certain series of outstanding bonds have been issued provide for annual improvement fund payments, in cash and/or bonds, in the amount of an

"improvement fund requirement" (which generally is 1% of the principal amount of such bonds, less certain bonds retired), which may also be satisfied with, and cash withdrawn to the extent of, 60% of unfunded net property additions. The Senior IQ Mortgage Bonds will not have the benefit of any sinking or improvement fund.

    MAINTENANCE AND REPLACEMENT REQUIREMENT

         The supplemental indentures under which all series of outstanding bonds prior to the Sixty-seventh Supplemental Indenture have been issued have incorporated certain covenants contained in Section 7.07 of the Mortgage. Such covenants, in addition to a general covenant with respect to maintenance of the mortgaged property, require Consumers as of the end of each calendar year to have applied certain amounts for maintenance, renewals and replacements of the mortgaged and pledged property. The supplemental indenture relating to the Senior IQ Mortgage Bonds does not incorporate Section 7.07 of the Mortgage.

    ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

         Additional bonds may be issued under the Mortgage to the extent of 60% of unfunded net property additions or against the deposit of an equal amount of cash, if, for any period of twelve consecutive months within the fifteen preceding calendar months the net earnings of Consumers (before income or excess profit taxes) shall have been at least twice the interest requirement for one year on all bonds outstanding and to be issued and on indebtedness of prior or equal rank. Additional bonds may also be issued to refund bonds theretofore outstanding under the Mortgage. Deposited cash may be applied to the retirement of bonds or be withdrawn in an amount equal to the principal amount of bonds which may be issued on the basis of unfunded net property additions. (Articles I, IV, V and VI.) As of June 30, 1998, unfunded net property additions were $2.8 billion, and Consumers could issue $1.7 billion of additional bonds on the basis of such property additions. In addition, at June 30, 1998, Consumers could issue $731 million of additional bonds on the basis of bonds previously retired.

         The Senior IQ Mortgage Bonds are to be issued upon the basis of retired bonds.

    RELEASE AND SUBSTITUTION OF PROPERTY

         The Mortgage provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of cash deposited with the Mortgage Trustee, bonds or purchase money obligations delivered to the Mortgage Trustee, prior lien bonds delivered to the Mortgage Trustee or reduced or assumed by the purchaser, property additions acquired in exchange for the property released, or upon a showing that unfunded net property additions exist. The Mortgage also permits the withdrawal of cash upon a showing that unfunded net property additions exist or against the deposit of bonds or the application thereof to the retirement of bonds. (Articles VI, VII and X.)

    LIMITATIONS ON DIVIDENDS

         The supplemental indenture relating to the Senior IQ Mortgage Bonds does not restrict Consumers' ability to pay dividends on its Common Stock. However, supplemental indentures relating to certain series of outstanding bonds prohibit the payment of common dividends except out of retained earnings which have accumulated since September 30, 1945 less the amount, if any, that actual charges to income or retained earnings since December 31, 1945 for repairs, maintenance and depreciation of certain of the property subject to the Indenture are less than the maintenance and replacement requirements applicable pursuant to Section 7.07 of the Indenture for the equivalent period.

    MODIFICATION OF MORTGAGE

         The Mortgage, the rights and obligations of Consumers and the rights of the bondholders may be modified by Consumers with the consent of the holders of 75% in principal amount of the bonds and of not less than 60% of the principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder's consent. (Article XVII.) Consumers has reserved the right without any consent or other action by the holders of bonds of any series created after September 15, 1993 (including the Senior IQ Mortgage Bonds) or by the holder of any Senior Note or Exchange Note, to amend the Mortgage in order to substitute a majority in principal amount of bonds outstanding under the Mortgage for the 75% requirement set forth above (and then only in respect of such series of outstanding bonds as shall be affected by the proposed action) and to eliminate the requirement for a series-by-series consent requirement.

    CONCERNING THE MORTGAGE TRUSTEE

         As of July 16, 1984, Citibank, N.A. resigned as Trustee under the Mortgage and was replaced by Manufacturers Hanover Trust Company. As of June 19, 1992 Chemical Bank became successor Mortgage Trustee, and as of July 15, 1996 The Chase Manhattan Bank became successor Mortgage Trustee.

         The Chase Manhattan Bank is also the Trustee under the Indenture. Consumers and its affiliates maintain depository and other normal banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank is also a lender to Consumers and its affiliates. The Mortgage provides that Consumers' obligations to compensate the Mortgage Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the Senior Note Mortgage Bonds upon all property and funds held or collected by the Mortgage Trustee as such.

         The Mortgage Trustee or the holders of 20% in aggregate principal amount of the bonds may declare the principal due on default, but the holders of a majority in aggregate principal amount may annul such declaration and waive the default if the default has been cured. (Section 11.05.) Subject to certain limitations, the holders of a majority in aggregate principal amount may generally direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage.

(Sections 11.01 and 11.12.) No bondholder has the right to institute any proceedings for the enforcement of the Mortgage unless such holder shall have given the Mortgage Trustee written notice of a default, the holders of 20% of outstanding bonds shall have tendered to the Mortgage Trustee reasonable security or indemnity against costs, expenses and liabilities and requested the Mortgage Trustee to take action, the Mortgage Trustee shall have declined to take action or failed to do so within sixty days and no inconsistent directions shall have been given by the holders of a majority in aggregate principal amount of the bonds. (Section 11.14.) The Mortgage Trustee is not required to advance or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties if there is reasonable ground for believing that repayment is not reasonably assured to it. (Section 16.03.)

    DEFAULTS

         By Section 11.01 of the Mortgage, the following are defined as "defaults": failure to pay principal when due; failure to pay interest for sixty days; failure to pay any installment of any sinking or other purchase fund for ninety days; certain events in bankruptcy, insolvency or reorganization; failure to perform any other covenant for ninety days following written demand by the Mortgage Trustee for Consumers to cure such failure. Consumers has covenanted to pay interest on any overdue principal and (to the extent permitted by law) on overdue installments of interest, if any, on the bonds under the Mortgage at the rate of 6% per annum. The Mortgage does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof. However, Consumers is required by law to furnish annually to the Trustee a certificate as to compliance with all conditions and covenants under the Mortgage.


                           AMBAC ASSURANCE CORPORATION

         The information set forth in this section has been provided by Ambac Assurance Corporation (the "Insurer"). No representation is made by the Company or the Underwriter as to the accuracy or completeness of any such information.

    THE POLICY

         The Insurer will issue a financial guaranty insurance policy relating to the Notes (the "Policy"). The following summary of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy.

         The Insurer has made a commitment to issue the Policy effective as of the date of issuance of the Notes. Under the terms of the Policy, the Insurer will pay to the United States Trust Company of New York, in New York, New York, or any successor thereto (the "Insurance Trustee") that portion of the principal of and interest on the Notes which shall become Due for Payment but shall be unpaid by reason of Nonpayment (as such terms are defined in the Policy) by the Company. The Insurer will make such payments to the Insurance Trustee on the later of the date on which such principal and interest becomes Due for Payment or within one business day following the date on which the Insurer shall have received notice of Nonpayment from the Trustee. The insurance will extend for the term of the Notes and, once issued, cannot be canceled by the Insurer.

         The Policy will insure payment only on the stated date of maturity, in the case of principal, and on Interest Payment Dates, in the case of interest. In the event of any acceleration of the principal of the Notes which occurs prior to the Release Date, the Insurer will continue to pay interest on the Interest Payment Dates as would have been made had there not been an acceleration until such time, if at all, the Insurer has received payment pursuant to the remedies under the Mortgage Indenture ("Mortgage Indenture Proceeds"). Any and all Mortgage Indenture Proceeds received by the Insurer shall immediately be paid over to the Noteholders of record at the time the Mortgage Indenture Proceeds are received by the Insurer. In the event of any acceleration of the principal of principal of the Notes which occurs after the Release Date, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

         In the event the Trustee has notice that any payment of principal of or interest on a Note which has become Due for Payment and which is made to a holder by or on behalf of the Company has been deemed a preferential transfer and therefore recovered from its registered owner pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such registered owner will be entitled to payment from the Insurer to the extent of such recovery if sufficient funds are not otherwise available.

         The Policy does NOT insure any risk other than Nonpayment, as defined in the Policy. Specifically, the Policy does NOT cover:


         1. payment on acceleration, as a result of a call for redemption (including any redemption in connection with a Beneficial Owner's Redemption Request) or as a result of any other advancement of maturity.

         2. payment of any redemption, prepayment or acceleration premium.

         3. nonpayment of principal or interest caused by the insolvency or negligence of the Trustee.

         If it becomes necessary to call upon the Policy, payment of principal requires surrender of Notes to the Insurance Trustee together with an appropriate instrument of assignment so as to permit ownership of such Notes to be registered in the name of the Insurer to the extent of the payment under the Policy. Payment of interest pursuant to the Policy requires proof of holder entitlement to interest payments and an appropriate assignment of the holder's right to payment to the Insurer. Each holder of Notes will be responsible for preparing and submitting to the Insurance Trustee such required documentation, and the Policy does not provide for payment of any interest to a holder in respect of any period of time between a scheduled payment date under the Notes and the date of actual disbursement of related insurance benefits by the Insurance Trustee.

         Upon payment of the insurance benefits, in the case of the payment of principal, whether at maturity or acceleration, the Insurer will become the owner of the Notes and shall be entitled to all the rights as a noteholder thereunder, and in the case of payment of interest, the Insurer will be fully subrogated to the rights of the holders of the Notes under the Indenture to the extent of the insurance payments made by the Insurer.

         The insurance provided by the Policy is not covered by the property/casualty insurance security fund specified by the insurance laws of the State of New York.

    THE INSURER

         The Insurer is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Commonwealth of Puerto Rico and Guam. The Insurer primarily insures newly issued municipal and structured finance obligations. The Insurer is a wholly-owned subsidiary of Ambac Financial Group, Inc. (formerly AMBAC Inc.) (the "Parent"), a 100% publicly-held company. Moody's Investor Services, Inc. ("Moody's"), Standard & Poor's Ratings Services ("S&P") have each assigned a triple-A financial strength rating to the Insurer. Fitch IBCA has assigned a rating of "AAA" to the claims-paying ability of the Insurer.

         The Parent is subject to the informational requirements of the 1934 Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the aforementioned material may also be inspected at the offices of the New York Stock Exchange, Inc. (at the "NYSE") at 20 Broad Street, New York, New York 10005. The Parent's Common Stock is listed on the NYSE.

         The following documents filed by the Parent with the SEC (File No. 1-10777) are incorporated by reference herein:

         (1) The Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and filed on March 31, 1998;

         (2) The Parent's Current Report on Form 8-K dated March 27, 1998 and filed on March 27, 1998;

         (3) The Parent's Amendment to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 and filed on March 31, 1998;

         (4) The Parent's Quarterly Report on Form 10-Q for the fiscal quarterly period ended March 31, 1998 and filed on May 15, 1998; and

         (5) The Parent's Quarterly Report on Form 10-Q for the fiscal quarterly period ended June 30, 1998 and filed on August 14, 1998.

         All documents subsequently filed by the Parent pursuant to the requirements of the 1934 Act after the date of this Prospectus Supplement will be available in the same manner as described in the second preceding paragraph.

         Any statement contained in a document incorporated herein by reference shall be modified or superseded for the purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

         All financial statements of the Insurer and its subsidiaries included in documents filed by the Parent with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the respective dates of filing such documents.

         The following table sets forth the capitalization of the Insurer as of December 31, 1995, December 31, 1996, December 31, 1997 and June 30, 1998, in conformity with generally accepted accounting principles.







                                                       AMBAC ASSURANCE CORPORATION
                                                  CONSOLIDATED CAPITALIZATION TABLE
                                                        (DOLLARS IN MILLIONS)


                                                      DECEMBER 31,      DECEMBER 31,      DECEMBER 31,        JUNE 30,
                                                         1995              1996              1997              1998
                                                         ----              ----              ----              ----
                                                                                                            (UNAUDITED)
    Unearned premiums      .                                  $906              $995            $1,184            $1,228
    Other liabilities      .                                   295               259               562               657
                                                             -----             -----             -----             -----
    Total liabilities      .                                 1,201             1,254             1,746             1,885
                                                             -----             -----             -----             -----
    Stockholder's equity
      Common stock.                                             82                82                82                82
      Additional paid-in capital    .                          481               515               521               526
      Accumulated other comprehensive income                    87                66               118               124
      Retained earnings    .                                   907               992             1,180             1,290
                                                             -----             -----             -----             -----
    Total stockholder's equity      .                        1,557             1,655             1,901             2,022
                                                             -----             -----             -----             -----
    Total liabilities and stockholder's equity              $2,758            $2,909            $3,647             $3907
                                                            ======            ======            ======             =====

----------------

(1) Components of stockholder's equity have been restated for all periods presented to reflect "accumulated other comprehensive income" in accordance with the Statement of Financial Accounting Standards No 130 "Reporting Comprehensive Income" adopted by the Insurer effective January 1, 1998. As this new standard only requires additional information in the financial statements, it does not affect the Insurer's financial position or results of operations.

     For additional financial information concerning the Insurer, see the audited and unaudited financial statements of the Insurer incorporated by reference herein. Copies of the financial statements of the Insurer incorporated by reference and copies of the Insurer's annual statement for the year ended December 31, 1997 prepared in accordance with statutory accounting standards are available, without charge from the Insurer, at One State Street Plaza, 17th Floor, New York, New York 10004 and its telephone number is (212) 668-0340.

     The Insurer makes no representation regarding the Notes or the advisability of investing in the Notes and makes no representation regarding, nor has it participated in the preparation of, this Prospectus Supplement other than the information supplied by the Insurer and presented under the heading "The Policy and the Insurer" and in the financial statements incorporated herein by reference.

                                     RATINGS

     It is anticipated that S&P and Moody's will assign the Notes the ratings set forth on the cover page hereof conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Notes of the Policy, insuring the timely payment of the principal of and interest on the Notes. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. The Insurer does not guaranty the market price of the Notes nor does it guaranty that the ratings on the Notes will not be revised or withdrawn. Neither the Company nor the Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Notes.

     At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P -- AAA, AA, A and BBB and for Moody's -- aa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.


                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to Edward D. Jones & Co., L.P. (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, the entire principal amount of Notes.

     The Underwriter has advised the Company that it proposes to offer the Notes from time to time for sale in one or more negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling the Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or the purchasers of the Notes for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting discounts or commissions, under the 1933 Act.

     The Company has agreed, during the period of 10 days from the date on which the Notes are purchased by the Underwriters, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Notes, any security convertible into or exchangeable into or exercisable for Notes or any debt securities substantially similar to the Notes (except for the Notes issued pursuant to the Underwriting Agreement and any offering of Senior Note Mortgage Bonds), without the prior written consent of the Underwriter.

     Prior to this Offering, there has been no public market for the Notes. The Underwriter has advised the Company that it intends to make a market in the Notes. The Underwriter will have no obligation to make a market in the Notes, however, and may cease market making activities, if commenced, at any time.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the 1933 Act and to contribute to payments the Underwriter may be required to make in respect thereof.


                                  LEGAL MATTERS

     Certain legal matters relating to the Notes will be passed upon for the Company by Michael D. VanHemert, Assistant General Counsel for CMS Energy. Certain legal matters relating to the Notes will be passed upon for any underwriters, dealers or agents by Skadden, Arps, Slate, Meagher & Flom LLP. As of June 30, 1998, an attorney currently employed by Skadden, Arps, Slate, Meagher & Flom LLP, and formerly employed by CMS Energy, owned approximately 50,326 shares of CMS Energy Common Stock, $.01 par value ("CMS Energy Common Stock"), 2,000 shares of CMS Energy Class G Common Stock, no par value, options to acquire approximately 142,000 shares of CMS Energy Common Stock, 10 shares of Consumers $4.50 Series Preferred Stock, $100 par value, and $50,000 aggregate principal amount of certain debt securities issued by CMS Energy. As of June 30, 1998, Mr.VanHemert beneficially owned approximately 2,785 shares of CMS Energy Common Stock.


                                     EXPERTS

    The consolidated financial statements and schedules of Consumers as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Offering Memorandum, have been audited by Arthur Andersen LLP (formerly Arthur Andersen & Co.), independent public accountants, as indicated in their reports with respect thereto.

    With respect to the unaudited interim consolidated financial information for the periods ended March 31 and June 30, 1998 and 1997, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their reports on the unaudited interim consolidated financial information because these reports are not "reports" or part of a registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

    The consolidated financial statements of the Insurer, Ambac Assurance Corporation, as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    ==========================================================

        NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR
     INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN
     CONNECTION WITH THE OFFERING COVERED BY THIS
     PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SENIOR SECURED INSURED QUARTERLY NOTES IN ANY JURISDICTION WHERE, OR TO ANY
     PERSON TO A WHOM, IT IS UNLAWFUL  TO MAKE SUCH OFFER
     OR SOLICITATION.  NEITHER THE DELIVERY OF THIS
     PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN
     NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS  OR
     IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                     ___________________

                       TABLE OF CONTENTS

                                                          Page
                                                          ----
    Where You Can Find More Information...................   2
    Incorporation by Reference............................   2
    Forward-Looking Statements............................   3
    Prospectus Summary....................................   4
    Capitalization........................................   7
    Use of Proceeds.......................................   7
    Consumers Energy Company..............................   8
    Selected Consolidated Financial Data................... 10
    Ratio of Earnings to Fixed Charges..................... 10
    Description of the Notes............................... 11
    Description of First Mortgage Bonds.................... 27
    The Policy and the Insurer............................. 32
    Ratings................................................ 36
    Underwriting........................................... 36
    Legal Matters.......................................... 37
    Experts................................................ 38

    ==========================================================


                      ===================================
                                  $150,000,000


                                     [LOGO]


                            CONSUMERS ENERGY COMPANY

                     [ ] % SENIOR SECURED INSURED QUARTERLY

                           NOTES DUE OCTOBER 1, 2028



                                 _____________

                                   PROSPECTUS
                                 _____________



                          EDWARD D. JONES & CO., L.P.





                              October  [   ], 1998



                      ===================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


    ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                                                            Amount
                                                                                                           --------
                        Filing fee C Securities and Exchange Commission.............................      $  44,250

                       *Trustees expenses...........................................................         18,000
                       *Printing and Engraving......................................................         80,000
                       *Services of counsel.........................................................         50,000

                       *Services of independent public accountants, Arthur
                                     Anderson LLP...................................................         10,000
                       *Rating Agency Fees, Collateral Agent's and Purchase
                                     Contract Agent's Fees..........................................         80,000
                       *Blue Sky fees and expenses..................................................         20,000
                       *Miscellaneous...............................................................          5,000
                                                                                                           --------
                            *Total..................................................................       $307,250
                                                                                                           ========

--------------
    *Estimated

     ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following resolution was adopted by the Board of Directors of Consumers on May 6, 1987:

          RESOLVED: That effective March 1, 1987 the Company shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

          Article XIII, Section 1 of Consumers Bylaws provides:

          The Company may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

          Article V of Consumers Restated Articles of Incorporation, as amended reads:

         A director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty as a director except
    (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article V, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

     Article VI of Consumers Restated Articles of Incorporation, as amended reads:

         Each director and each officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Company. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article VI by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provides Consumers with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

    Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of Consumers or of Consumers' subsidiaries and Consumers' officers and directors are indemnified against such losses by reason of their being or having been directors of officers of another corporation, partnership, joint venture, trust or other enterprise at Consumers' request. In addition, Consumers has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 571 of the Michigan Business Corporation Act cited above.

ITEM 16. EXHIBITS.

EXHIBIT NO.                DESCRIPTION
-----------                -----------
**1               -     Form of Underwriting Agreement

*3(a)             -     Certificate  of  Amendment  to the Articles of
                        Incorporation  of  Consumers  dated March 10, 1997 and
                        Restated Articles of  Incorporation  of Consumers.
                        (Designated in Consumers'  Form 10-K for the year ended
                        December 31, 1996, File No.1-5611, as Exhibit 3(c).)

*3(b)             -     By-Laws of  Consumers.  (Designated  in  Consumers'
                        Form 10-K for the year ended  December 31, 1996,  File
                        No. 1-5611 as Exhibit 3(d).)

*4(a)             -     Indenture  dated as of February 1, 1998 between
                        Consumers  Energy  Company and The Chase  Manhattan
                        Bank,  as Trustee.  (Designated  in  Consumers'  Form
                        10-K for the year ended  December 31,  1997,  File No.
                        1-5611,  as Exhibit (4)(c).)

                  - First Supplemental Indenture dated as of May 1, 1998 between Consumers Energy Company and The Chase Manhattan Bank, as Trustee (Designated in Consumers= Form 10-Q for the quarter ended March 31, 1998, File No. 1-5611, as Exhibit (4)(a).)

*4(b)             -     Second  Supplemental  Indenture  dated as of June 15,
                        1998  between  Consumers  Energy  Company  and The Chase
                        Manhattan Bank, as Trustee.  (Designated in Consumers
                        Energy Company's Registration Statement on Form S-4 dated July 13, 1998, File No. 333-58943, as Exhibit
                        4(b).)

**4(c)            -     Third  Supplemental  Indenture  dated as of October __,
                        1998  between  Consumers  Energy  Company and The Chase
                        Manhattan Bank, as Trustee.

*4(d)             -     Indenture  dated as of September 1, 1945,  between
                        Consumers Energy Company and Chemical Bank (successor to Manufacturers Hanover Trust Company, as Trustee, including therein indentures supplemental thereto through the Forty-third supplemental Indenture dated as of May 1, 1979. (Designated in Consumers Energy
                        Company's Registration Statement No.2-65973 as Exhibit
                        (b)(1)-(4).)

                        Indentures Supplemental thereto:

                                                            Consumers
                                                        Energy Company
                        Sup Ind/Dated as of               File Reference                               Exhibits
                        ---------------------------------------------------------------------------------------
                          67th  11/15/89                Reg. No. 33-31866                              (4)(d)
                          68th  06/15/93                Reg. No. 33-41126                              (4)(d)
                          69th  09/15/93                Form 8-K dated September 21, 1993,
                                                        File No. 1-5611                                (4)
                          70th  02/01/98                Form 10-K for year ended
                                                        December 31, 1997, File No. 1-5611             (4)
                          71st  03/01/98                Form 10-K for year ended
                                                        December 31, 1997, File No. 1-5611             (4)
                          72nd  05/01/98                Form 10-Q for period ended
                                                        March 31, 1998, File No. 1-5611                (4)(b)
                          73rd  06/15/98                Reg. No. 333-58943                             (4)(d)
**4(e)                    Form of 74th  10/__/98


**4(f)            -     Form of Financial Guaranty Insurance Policy issued by
                        Ambac Assurance Corporation

4(g)              -     Instruments  defining the rights of security  holders,
                        including indentures. Consumers Energy Company hereby agrees to furnish to the Commission upon request a copy of any instrument covering securities the amount of which does not exceed 10% of the total assets of Consumers Energy Company and its subsidiaries on a consolidated basis.

5                 -     Opinion of Michael D. Van Hemert, Assistant General
                        Counsel for CMS Energy.

*12               -     Statement re:  computation of Ratios of Earnings to
                        Fixed Charges.  (Designated in Consumers  Energy
                        Company's Registration Statement on Form S-4 dated
                        September 22, 1998, File No. 333-63969, as Exhibit 12.)

 15               -     Letter re: unaudited interim financial information.

23(a)             -     Consent of Michael D. Van Hemert, Assistant General
                        Counsel for CMS Energy (included in Exhibit 5 above).

23(c)             -     Consent of Arthur Andersen LLP.

24                -     Powers of Attorney of Directors whose names are signed
                        to this registration statement pursuant to such powers.

*25               -     Statement of  Eligibility  and  Qualification  of The
                        Chase  Manhattan  Bank  (Designated  in Consumers
                        Energy Company's Registration Statement on Form S-4 dated July 13, 1998, File No. 333-58943, as Exhibit 25).

-----------
*  Previously filed
** To be filed subsequently

    Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.

ITEM 17. UNDERTAKINGS.

    The undersigned registrants hereby undertake:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and be governed by the final adjudication of such issue.

    (3) That (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Jackson, and State of Michigan, on the 13th day of October 1998.

                                                  CONSUMERS ENERGY COMPANY



                                                  By:  /s/ AM Wright
                                                       -------------------------
                                                       Alan M. Wright
                                                       Senior Vice President and
                                                       Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    Name                                                Title                                      Date
    ----                                                -----                                      ----
  (i) Principal executive officer:


      /s/ Victor J. Fryling                          President                                   October 13, 1998
      -----------------------------------
      Victor J. Fryling


 (ii) Principal financial officer:


      /s/ AM Wright
      -----------------------------------            Senior Vice President and
      Alan M. Wright                                 Chief  Financial Officer                    October 13, 1998

(iii) Controller or principal accounting officer:


      /s/ Dennis DaPra                               Vice President and Controller               October 13, 1998
      ----------------------------------
      Dennis DaPra


                *
      ----------------------------------
      (William T. McCormick, Jr.)                    Director                                    October 13, 1998


                *
      ----------------------------------
      (John M. Deutch)                               Director                                    October 13, 1998


                *
      -----------------------------------
      (James J. Duderstadt)                          Director                                    October 13, 1998




                 *
      ----------------------------------
      (Kathleen R. Flaherty)                         Director                                    October 13, 1998


                 *
      ----------------------------------
      (Victor J. Fryling)                            Director                                    October 13, 1998


                 *
      ----------------------------------
      (Earl D. Holton)                               Director                                    October 13, 1998


                 *
      ----------------------------------
      (William U. Parfet)                            Director                                    October 13, 1998


                 *
      ----------------------------------
      (Percy A. Pierre)                              Director                                    October 13, 1998


      ----------------------------------
      (Kenneth L. Way)                               Director                                    October 13, 1998

                 *
      ----------------------------------
      (Kenneth Whipple)                              Director                                    October 13, 1998


                 *
      ----------------------------------
      (John B. Yasinsky)                             Director                                    October 13, 1998



*By:  /s/ AM Wright
      ----------------------------------
      Alan M. Wright
      Attorney in-fact


                                  EXHIBIT INDEX


Exhibit No.                                 DESCRIPTION
-----------                                 -----------

**1               -     Form of Underwriting Agreement

 *3(a)            -     Certificate  of  Amendment  to the Articles of
                        Incorporation  of  Consumers  dated March 10, 1997 and
                        Restated Articles of  Incorporation  of Consumers.
                        (Designated in Consumers'  Form 10-K for the year ended
                        December 31, 1996, File No.1-5611, as Exhibit 3(c).)

 *3(b)            -     By-Laws of  Consumers.  (Designated  in  Consumers'
                        Form 10-K for the year ended  December 31, 1996,  File
                        No. 1-5611 as Exhibit 3(d).)

 *4(a)            -     Indenture  dated as of February 1, 1998 between
                        Consumers  Energy  Company and The Chase  Manhattan
                        Bank,  as Trustee.  (Designated  in  Consumers'  Form
                        10-K for the year ended  December 31,  1997,  File No.
                        1-5611,  as Exhibit (4)(c).)

                  - First Supplemental Indenture dated as of May 1, 1998 between Consumers Energy Company and The Chase Manhattan Bank, as Trustee (Designated in Consumers' Form 10-Q for the quarter ended March 31, 1998, File No. 1-5611, as Exhibit (4)(a).)

 *4(b)            -     Second  Supplemental  Indenture  dated as of June 15,
                        1998  between  Consumers  Energy  Company  and The Chase
                        Manhattan Bank, as Trustee.  (Designated in Consumers
                        Energy Company's Registration Statement on Form S-4 dated July 13, 1998, File No. 333-58943, as Exhibit
                        4(b).)

**4(c)            -     Third  Supplemental  Indenture  dated as of October __,
                        1998  between  Consumers  Energy  Company and The Chase
                        Manhattan Bank, as Trustee.

 *4(d)            -     Indenture  dated as of September 1, 1945,  between
                        Consumers Energy Company and Chemical Bank (successor to Manufacturers Hanover Trust Company, as Trustee, including therein indentures supplemental thereto through the Forty-third supplemental Indenture dated as of May 1, 1979. (Designated in Consumers Energy
                        Company's Registration Statement No.2-65973 as Exhibit
                        (b)(1)-(4).)

                        Indentures Supplemental thereto:

                                                            Consumers
                                                        Energy Company
                        Sup Ind/Dated as of               File Reference                               Exhibits
                        -------------------               --------------                               --------

                          67th  11/15/89                Reg. No. 33-31866                              (4)(d)
                          68th  06/15/93                Reg. No. 33-41126                              (4)(d)
                          69th  09/15/93                Form 8-K dated September 21, 1993,
                                                        File No. 1-5611                                (4)
                          70th  02/01/98                Form 10-K for year ended
                                                        December 31, 1997, File No. 1-5611             (4)
                          71st  03/01/98                Form 10-K for year ended
                                                        December 31, 1997, File No. 1-5611             (4)
                          72nd  05/01/98                Form 10-Q for period ended
                                                        March 31, 1998, File No. 1-5611                (4)(b)
                          73rd  06/15/98                Reg. No. 333-58943                             (4)(d)
**4(e)                    Form of 74th  10/__/98


**4(f)            -     Form of Financial Guaranty Insurance Policy issued by
                        Ambac Assurance Corporation.

 4(g)             -     Instruments  defining the rights of security  holders,
                        including indentures. Consumers Energy Company hereby agrees to furnish to the Commission upon request a copy of any instrument covering securities the amount of which does not exceed 10% of the total assets of Consumers Energy Company and its subsidiaries on a consolidated basis.

 5                -     Opinion of Michael D. Van Hemert, Assistant General
                        Counsel for CMS Energy.

*12               -     Statement re:  computation of Ratios of Earnings to
                        Fixed Charges.  (Designated in Consumers  Energy
                        Company's Registration Statement on Form S-4 dated
                        September 22, 1998, File No. 333-63969, as Exhibit 12.)

15                -     Letter re: unaudited interim financial information.

23(a)             -     Consent of Michael D. Van Hemert, Assistant General
                        Counsel for CMS Energy (included in Exhibit 5 above).

23(c)             -     Consent of Arthur Andersen LLP.

24                -     Powers of Attorney of Directors whose names are signed
                        to this registration statement pursuant to such powers.

*25               -     Statement of  Eligibility  and  Qualification  of The
                        Chase  Manhattan  Bank  (Designated  in Consumers
                        Energy Company's Registration Statement on Form S-4
                        dated July 13, 1998, File No. 333-58943, as Exhibit 25).
------------
*  Previously filed
** To be filed subsequently

     Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.